Exhibit 4.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of this 25 day of February, 2018, by and between NeuroSense Therapeutics Ltd., a company registered under the laws of the State of Israel, having its principal place of business at [   ], Israel (the “Company”), and the investors listed under Exhibit A attached hereto (the “Investors”).

WITNESSETH:

WHEREAS, the Company desires to sell to the Investors and the Investors desire to purchase from the Company, on terms and for consideration hereinafter provided, such amount of ordinary shares of the Company, nominal value NIS 0.01 each, (the “Purchased Shares”), at a price per share of US $20, in accordance with the amounts and aggregate purchase prices per each Investor listed in the attached Exhibit A.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows.

1.	Purchase and Sale of Shares

Upon the terms and subject to the conditions contained in this Agreement, each Investor agrees to purchase the Purchased Shares from the Company and the Company agrees to sell the Purchased Shares to each Investor at the Closing (as hereinafter defined).

2.	Payment

Each Investor shall pay the Company the aggregate purchase price for the Purchased Shares being acquired by such Investor at the Closing, as follows:

Account Name: NeuroSense Therapeutics Ltd.

Name of the Bank: [    ] Bank

Address of the Bank: [    ]

Branch no.: [    ]

Account number: [    ]

IBAN: [    ]

The Purchase Price will be paid in New Israeli Shekels.

3.	The Closing

3.1. The closing of the purchase and sale of the Purchased Shares shall take place at such time and place as the Company shall agree to with each specific Investor (the “Closing”).

3.2. At each Closing:

(i)	The Investor shall transfer to the Company the aggregate purchase price for the Purchased Shares being acquired by such Investor; and

(ii)	The Company shall deliver to the Investor a share certificate in the name of the Investor representing the Investor’s Purchased Shares.

4.	The Company’s Representation

The Company hereby represents and warrants to each Investors that the sale, conveyance, transfer, assignment and delivery of the Purchased Shares by the Company to each Investor as contemplated by this Agreement, will transfer to the Investors, as of the Closing, legal and valid title to the Purchased Shares, free and clear of all claims, liens, charges, security interests and other encumbrances of any nature.

5.	Investors’ Representation

Each Investor represents and warrants to the Company that such Investor is acquiring the Purchased Shares for investment for the Investor’s own account and that the Investor has experience in investing in securities of companies such as the Company. Each Investor approves that such Investor is able to bear the economic risk of the investment and is capable of evaluating the merits and risk in investing in the Purchased Shares pursuant to this Agreement.

6.	Further Assurances

The Company and each of the Investors agree to do such further acts and things and to execute, acknowledge and deliver such further assignments, agreements, instruments and other documents as the Investors or the Company reasonably may request, from time to time, to effectuate the sale of the Purchased Shares to the Investors hereunder and to effectuate the purposes and all of the other terms and provisions of this Agreement.

7.	Notices

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered one (1) business day after it is delivered personally, by messenger or three (3) business days after mailing, if sent by certified mail, return receipt requested, in all cases addressed to the party for whom intended at its address set forth below:

If to the Company:

NeuroSense Therapeutics Ltd.

[    ], Israel

Attn: Alon Ben-Noon, CEO

If to the Investors: to the addresses provided for in Exhibit A.

or to such other address as such party shall have designated by a notice given in accordance herewith.

8.	Successors and Assigns; Assignment

All covenants, promises and agreements by or on behalf of the parties contained in this Agreement, shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that nothing in this Agreement, express or implied, shall confer on the Company or the Investors the right to assign or transfer any of its rights or delegate any of its respective payment obligations hereunder at any time, whether prior to or after the Closing.

9.	Amendments, Supplements, Waivers

This Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof anti thereof and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. Any term of this Agreement may be amended only with the written consent of the Company and each of the Investors. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against such waiver is sought.

10.	Applicable Law

This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of courts in Tel-Aviv in respect of any matter arising in connection with this Agreement.

11.	Entire Agreement; Survival

This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters. The representations, warranties covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

12.	Severability

If any term or provision of this Agreement shall be held to be illegal, invalid or unenforceable under applicable law, it shall not affect the continued legality, validity and enforceability of each remaining teen and provision hereof, each of which shall continue in full force and effect.

13.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NeuroSense Therapeutics Ltd.		Yossi Gross

By:		By:
Name:	Alon Ben-Noon
Title:	CEO
Erwin Gross

By:

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EXHIBIT A

INVESTORS AND INVESTMENT AMOUNTS

Name of Investor	Address	Purchase Price	No. of Ordinary Shares
Yossi Gross	[ ]	$10,000	500
Erwin Gross	[ ]	$10,000	500
Total		$20,000	1,000

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